UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2010

LEGACY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	000-51525 Commission File Number	20-3135053 I.R.S. Employer Identification Number
99 North Street, Pittsfield, Massachusetts 01201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (413) 443-4421
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements.
(e) On May 17, 2010, the Compensation Committee of Legacy Bancorp, Inc. (the “Company”) granted certain inducement stock awards to Patrick J. Sullivan. The Company previously announced the appointment of Mr. Sullivan as Chief Executive Officer and President of the Bank and President of the Company on February 12, 2010.
As contemplated by Mr. Sullivan’s Employment Agreement with the Company and Legacy Banks dated February 26, 2010 and effective April 1, 2010, Mr. Sullivan was granted 25,000 non-qualified stock options and 10,000 shares of restricted stock that will vest at the rate of 20% per year over a five year period. The exercise price of the options is $9.24, the closing price of the Company’s stock on the grant date. In addition, Mr. Sullivan was granted up to 40,000 performance shares which may be earned upon the attainment of prescribed return on average equity benchmarks as compared to the Company’s peers.
The inducement stock awards with Mr. Sullivan are filed herewith as Exhibits 10.1, 10.2 and 10.3.
The press release issued by the Company on May 18, 2010 is attached as Exhibit 99.1.
Item 9.01    Financial Statements and Exhibits
(D)    Exhibits
The following exhibits are furnished as part of this report.

Exhibit Number	Description

Exhibit 10.1	2010 CEO Inducement Plan Stock Option Award Agreement

Exhibit 10.2	2010 CEO Inducement Plan Restricted Stock Award Agreement

Exhibit 10.3	2010 CEO Inducement Plan Performance Shares Award Agreement

Exhibit 99.1	Press Release issued by the Company on May 18, 2010

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY BANCORP, INC.
Date: May 18, 2010	By:	/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit 10.1	2010 CEO Inducement Plan Stock Option Award Agreement

Exhibit 10.2	2010 CEO Inducement Plan Restricted Stock Award Agreement

Exhibit 10.3	2010 CEO Inducement Plan Performance Shares Award Agreement
99.1      Press release issued by the Company on May 18, 2010.